Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

Minneapolis, MN (July 17, 2024)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended June 29, 2024 of $10,431,400 or $2.85 per share diluted compared to net income of $10,368,800 or $2.85 per share diluted in 2023. For the six months ended June 29, 2024, net income was $19,250,400 or $5.26 per share diluted compared to net income of $19,311,500 or $5.34 per share diluted for the same period last year. Results during the quarter were impacted by the Company’s decision in May 2021 to run-off its leasing portfolio.

“Year-to-date growth in royalties resulted from higher overall store count and, to a lesser extent, increases in per unit performance,” commented Brett D. Heffes, Chair and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 29, 2024, there were 1,336 franchises in operation and over 2,800 available territories.  An additional 77 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	June 29, 2024	December 30, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$29,397,400	$13,361,500
Restricted cash	—	25,000
Receivables, net	1,611,400	1,475,300
Net investment in leases - current	—	75,100
Income tax receivable	655,800	31,400
Inventories	268,200	386,100
Prepaid expenses	1,020,800	1,392,100
Total current assets	32,953,600	16,746,500

Property and equipment, net	1,636,100	1,669,800
Operating lease right of use asset	2,275,600	2,425,900
Intangible assets, net	2,817,300	2,994,300
Goodwill	607,500	607,500
Other assets	479,500	471,300
Deferred income taxes	3,917,300	4,052,400
	$44,686,900	$28,967,700

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,218,700	$4,217,900
Accounts payable	1,478,700	1,719,400
Accrued liabilities	4,092,500	2,858,200
Deferred revenue	1,662,200	1,666,100
Total current liabilities	11,452,100	10,461,600
Long-Term Liabilities:
Line of credit/Term loan	30,000,000	30,000,000
Notes payable, net	32,739,000	34,848,800
Deferred revenue	7,874,600	7,657,500
Operating lease liabilities	3,415,300	3,715,800
Other liabilities	1,430,600	1,440,100
Total long-term liabilities	75,459,500	77,662,200
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,520,327 and 3,496,977 shares issued and outstanding	11,413,500	7,768,800
Retained earnings (accumulated deficit)	(53,638,200)	(66,924,900)
Total shareholders’ equity (deficit)	(42,224,700)	(59,156,100)
	$44,686,900	$28,967,700

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Revenue:
Royalties	$17,774,500	$17,105,800	$35,043,200	$33,853,500
Leasing income	524,400	1,019,800	1,361,200	2,656,800
Merchandise sales	925,500	1,328,100	2,036,000	2,604,100
Franchise fees	366,900	420,700	731,500	798,900
Other	529,200	487,800	1,058,300	972,500
Total revenue	20,120,500	20,362,200	40,230,200	40,885,800
Cost of merchandise sold	861,100	1,247,800	1,900,100	2,435,100
Leasing expense	—	54,300	36,600	370,700
Provision for credit losses	—	(700)	(1,500)	(5,300)
Selling, general and administrative expenses	6,241,800	5,810,000	13,059,200	12,446,100
Income from operations	13,017,600	13,250,800	25,235,800	25,639,200
Interest expense	(721,400)	(779,100)	(1,459,200)	(1,576,700)
Interest and other income	280,800	292,300	468,800	418,000
Income before income taxes	12,577,000	12,764,000	24,245,400	24,480,500
Provision for income taxes	(2,145,600)	(2,395,200)	(4,995,000)	(5,169,000)
Net income	$10,431,400	$10,368,800	$19,250,400	$19,311,500
Earnings per share - basic	$2.97	$2.98	$5.49	$5.57
Earnings per share - diluted	$2.85	$2.85	$5.26	$5.34
Weighted average shares outstanding - basic	3,513,788	3,478,628	3,505,526	3,469,675
Weighted average shares outstanding - diluted	3,657,439	3,634,688	3,659,405	3,614,462

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 29, 2024	July 1, 2023
OPERATING ACTIVITIES:
Net income	$19,250,400	$19,311,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	224,300	208,100
Amortization of intangible assets	177,000	177,000
Provision for credit losses	(1,500)	(5,300)
Compensation expense related to stock options	940,500	942,000
Deferred income taxes	135,100	148,400
Operating lease right of use asset amortization	150,300	135,600
Tax benefits on exercised stock options	943,400	832,300
Change in operating assets and liabilities:
Receivables	(136,100)	(153,900)
Principal collections on lease receivables	96,300	499,800
Income tax receivable/payable	(1,567,800)	(796,100)
Inventories	117,900	323,700
Prepaid expenses	371,300	490,700
Other assets	(8,200)	(31,600)
Accounts payable	(240,700)	(483,600)
Accrued and other liabilities	940,300	1,390,000
Rents received in advance and security deposits	(19,700)	(234,200)
Deferred revenue	213,200	397,900
Net cash provided by operating activities	21,586,000	23,152,300
INVESTING ACTIVITIES:
Purchase of property and equipment	(190,600)	(96,900)
Net cash used for investing activities	(190,600)	(96,900)
FINANCING ACTIVITIES:
Payments on notes payable	(2,125,000)	(2,125,000)
Proceeds from exercises of stock options	2,704,200	2,974,900
Dividends paid	(5,963,700)	(5,209,400)
Net cash used for financing activities	(5,384,500)	(4,359,500)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	16,010,900	18,695,900
Cash, cash equivalents and restricted cash, beginning of period	13,386,500	13,680,600
Cash, cash equivalents and restricted cash, end of period	$29,397,400	$32,376,500
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,448,400	$1,563,800
Cash paid for income taxes	$5,484,400	$4,984,600

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Six Months Ended
	June 29, 2024	July 1, 2023
Cash and cash equivalents	$29,397,400	$32,321,500
Restricted cash	—	55,000
Total cash, cash equivalents and restricted cash	$29,397,400	$32,376,500